Exhibit 23.1

We consent to the reference to our firm under the caption “Experts” in the Registration Statement Form S-3 and related Prospectus of BancFirst Corporation and BFC Capital Trust II for the registration of 1,000,000 shares of Cumulative Trust Preferred Securities and to the incorporation by reference therein of our report dated March 25,2003, with respect to the consolidated financial statements and schedules of BancFirst Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Oklahoma City, Oklahoma

February 3, 2004